Exhibit 10(a)
AMENDMENT NO. 1 TO
UNISOURCE ENERGY CORPORATION
OFFICER CHANGE IN CONTROL AGREEMENT

The Officer Change in Control Agreement entered into by and between UNS Energy Corporation (f/k/a UniSource Energy Corporation) (the “Company”) and Paul J. Bonavia (“Executive”) dated January 1, 2012 (the “Agreement”) is amended herewith as follows:

1.
FortisUS Inc., Color Acquisition Sub Inc., and Fortis, Inc. (collectively “Fortis”) and UNS Energy Corporation (f/k/a UniSource Energy Corporation) (the “Company”) have entered into a definitive Merger Agreement dated December 11, 2013 pursuant to which Color Acquisition Sub Inc. will merge with and into the Company, with the Company continuing as the surviving corporation (the “Merger”). As of the closing of the Merger, the Company will become an indirect wholly-owned subsidiary of Fortis, Inc. and shares of the Company’s common stock will no longer be listed on the NYSE. At Executive’s suggestion and with the consent of Fortis, in anticipation of the closing of the Merger, the Board of Directors of the Company (the “Board”) will appoint Executive to the newly created position of Executive Board Chair of the Company. At the same time, the Board also will appoint David Hutchens as the new Chief Executive Officer of the Company. As Executive Board Chair, Executive shall remain Board Chair and perform such other duties as may be assigned to him by the Board.

2.
By signing this Amendment No. 1, Executive consents to the above-described diminution in his authority, duties and responsibilities pursuant to Section 5 of the Agreement and agrees that such diminution will not give rise to his right to receive any benefits pursuant to Section 5 of the Agreement due to a termination of employment for Good Reason as defined in Section 5(a) of the Agreement.

3.	Section 1, Term of Agreement, is amended by adding the following paragraph to the end thereof:

FortisUS Inc., Color Acquisition Sub Inc., and Fortis, Inc. (collectively “Fortis”) and the Company have entered into a definitive Merger Agreement dated December 11, 2013 pursuant to which Color Acquisition Sub Inc. will merge with and into the Company, with the Company continuing as the surviving corporation (the “Merger”). Unless earlier terminated pursuant to the preceding paragraph of this Section 1, this Agreement shall terminate on the thirty-first day following the closing of the Merger and, for the avoidance of doubt, the 24-month extension period described in the immediately preceding paragraph shall not apply.

4.	Section 5, Good Reason Defined, paragraph (a) is replaced in its entirety with the following:

A material adverse diminution in Executive’s authority, duties, or responsibilities; provided, however, that Executive agrees that a Good Reason condition shall not exist following the closing of the Merger if, following such closing, the Company and/or Fortis fail to elect or appoint Executive to the Company’s post-Merger Board, or fail to elect or appoint Executive as Board Chair of the post-Merger Board.

5.
This Amendment No. 1 will not extinguish, limit, or impair Executive’s right to receive benefits pursuant to the Agreement for other conditions that might give rise to the payment of benefits following Executive’s appointment as Executive Board Chair, including, but not limited to, the right to receive benefits due to the termination of Executive’s employment without Cause by the Company or Executive’s termination for Good Reason due to any Good Reason event other than those described in paragraph 2 of this Amendment or in the “provided, however” clause of Section 5(a) of the Agreement, as modified by paragraph 4 of this Amendment, as long as those conditions arise while the Change in Control Agreement remains in effect.

If for any reason this Amendment No. 1 is suspended or terminated, all provisions of the Agreement shall remain in full force and effect. The Agreement is not amended or modified in any manner whatsoever except as expressly and specifically provided herein. All rights, duties and obligations of the parties set forth in the Agreement shall remain in full force and effect unless amended or modified herein.

Amendment Accepted By:

EXECUTIVE	UNS ENERGY CORPORATION

/s/ Paul J. Bonavia	/s/ Louise L. Francesconi
Paul J. Bonavia	Louise L. Francesconi, Chairperson
Compensation Committee

Date: February 26, 2014	Date: February 26, 2014